Exhibit 15.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation in the Annual Report on Form 20-F of International Tower Hill Mines Ltd. (the “Company”) for the year ended May 31, 2007 of our report dated August 24, 2007, relating to the Company’s consolidated balance sheets as of May 31, 2007 and 2006 and the related consolidated statements of operations and deficit and cash flows for each of the years ended May 31, 2007, 2006 and 2005.

DATED November 30, 2007

/s/ MacKay LLP

Chartered Accountants